EXHIBIT 10.3
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between
Docket No. 09-128-WA/RB-HC
UCBH HOLDINGS, INC.
San Francisco, California

and

FEDERAL RESERVE BANK OF SAN FRANCISCO
San Francisco, California

          WHEREAS, UCBH Holdings, Inc., San Francisco, California (“UCBH”), a registered bank holding company, owns and controls United Commercial Bank, San Francisco, California (the “Bank”), a state chartered nonmember bank, and various nonbank subsidiaries;
          WHEREAS, it is the common goal of UCBH and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to maintain the financial soundness of UCBH so that UCBH may serve as a source of strength to the Bank;
          WHEREAS, UCBH and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
          WHEREAS, on September 9, 2009, the board of directors of UCBH, at a duly constituted meeting, adopted a resolution authorizing and directing Joseph J. Jou to enter into this Agreement on behalf of UCBH, and consenting to compliance with each and every provision of this Agreement by UCBH and its institution-affiliated parties, as defined in sections 3(u) and

8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
          NOW, THEREFORE, UCBH and the Reserve Bank agree as follows:
Source of Strength
          1.      The board of directors of UCBH shall take appropriate steps to ensure that the Bank complies with any order, or other supervisory action, entered into with the Bank’s federal or state regulators.
Capital Plan
          2.      Within 60 days of this Agreement, UCBH shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at UCBH, on a consolidated basis, and at the Bank, as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
                    (a)      The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”)(12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;
                    (b)      the adequacy of the Bank’s capital in relation to its risk profile, taking into account the volume of criticized and classified credits, migration analysis of loan grades, concentrations of credit, allowance for loan and lease losses (“ALLL”), current and projected asset growth, and projected retained earnings;

                    (c)      the results of loan portfolio stress tests that are backtested and updated on a quarterly basis to reflect changes in loss experience, changes in the economic outlook, and changes in other model assumptions;
                    (d)      the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;
                    (e)      supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal or state regulator; and
                    (f)      the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that UCBH serve as a source of strength to the Bank.
          3.      UCBH shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which UCBH’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, tier 1 risk-based, or leverage) fall below the plan’s minimum ratios. Together with the notification, UCBH shall submit an acceptable written plan that details the steps UCBH will take to increase its and/or the Bank’s capital ratios above the plan’s minimums.
Dividends and Distributions
          4.      (a)      UCBH shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.
                   (b)      UCBH shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

                    (c)      UCBH and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
                    (d)      All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on UCBH’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL (including updated stress test results); and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, UCBH must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
          5.      (a)      UCBH and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
                   (b)      UCBH shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow Projections
          6.      Within 60 days of this Agreement, UCBH shall submit to the Reserve Bank a written statement of UCBH’s planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for the remainder of 2009 and 2010. UCBH shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.
Compliance with Laws and Regulations
          7.      (a)      In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, UCBH shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
                    (b)      UCBH shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Progress Reports
          8.      Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plan
          9.      (a)      UCBH shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 2 of this Agreement.
                   (b)      Within 10 days of approval by the Reserve Bank, UCBH shall adopt the approved capital plan. Upon adoption, UCBH shall promptly implement the approved plan, and thereafter fully comply with it.
                   (c)      During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.
Communications
          10.     All communications regarding this Agreement shall be sent to:
(a)	Mr. Richard J. Shershenovich
Examining Officer
Regional and Foreign Institutions Group
Banking Supervision and Regulation
Federal Reserve Bank of San Francisco
Los Angeles Branch
950 South Grand Avenue
Los Angeles, California 90015

(b)	Mr. Joseph J. Jou Chairman UCBH Holdings, Inc. 555 Montgomery Street San Francisco, California 94111

(c)	Ms. Doreen Woo Ho Acting President and Chief Executive Officer UCBH Holdings, Inc. 555 Montgomery Street San Francisco, California 94111

Miscellaneous
          11.     Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to UCBH to comply with any provision of this Agreement.
          12.     The provisions of this Agreement shall be binding upon UCBH and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
          13.     Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
          14.     The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting UCBH, the Bank, any nonbank subsidiary of UCBH, or any of their current or former institution-affiliated parties and their successors and assigns.
          15.     Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 9th day of September, 2009.

UCBH HOLDINGS, INC.		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ Joseph J. Jou	By:	/s/ Kenneth R. Binning
	Joseph J. Jou		Kenneth R. Binning
	Chairman		Vice President